UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 10, 2015

BUFFALO WILD WINGS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-24743	31-1455915
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5500 Wayzata Boulevard, Suite 1600 Minneapolis, Minnesota	55416
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   952-593-9943

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.	Entry into a Material Definitive Agreement.

On July 10, 2015, Blazin Wings, Inc. (“Blazin”), a wholly owned subsidiary of Buffalo Wild Wings, Inc., entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which it agreed to purchase substantially all of the assets of Alamowing Development, LLC, B III Wing, LLC, RioWing Development, LLC, AlamoWing NM Partners, LLC, AlamoWing NM Partners II, LLC, Southseas Wings, LLC and certain subsidiary and affiliated operating entities (together with the individual principal beneficial owners named therein, collectively, the “Sellers”). The assets consist primarily of 39 existing Buffalo Wild Wings® restaurants and 2 Buffalo Wild Wings restaurants that are under construction located in Texas, New Mexico and Hawaii (collectively, the “Restaurants”). The total cash purchase price for the assets is approximately $160.0 million, subject to certain adjustments. The closing of the transactions contemplated by the Asset Purchase Agreement (the “Closing”) is expected to occur in August 2015, subject to satisfaction or waiver of customary closing conditions, including regulatory approval. Either party will be permitted to terminate the Asset Purchase Agreement if the Closing has not occurred on or before August 13, 2015.

There is no material relationship between Blazin and the Sellers other than in respect of the Asset Purchase Agreement. The Sellers currently operate the Restaurants as franchised locations of Buffalo Wild Wings International, Inc., a wholly owned subsidiary of Buffalo Wild Wings, Inc. Those franchise relationships will be terminated in connection with the Closing.

A copy of the Asset Purchase Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Asset Purchase Agreement is qualified by reference to the full text of such agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

2.1
Asset Purchase Agreement, dated July 10, 2015, by and among Alamowing Development, LLC; B III Wing, LLC; RioWing Development, LLC; AlamoWing NM Partners, LLC; AlamoWing NM Partners II, LLC; Southseas Wings, LLC; the subsidiary and affiliate operating entities and individual principal beneficial owners listed therein, FMP SA Management Group, LLC, solely in its capacity as the Seller Representative, and Blazin Wings, Inc.
* The exhibits and schedules to Exhibit 2.1 have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC, upon request, a copy of all omitted exhibits and schedules.

Forward-looking Statements

Various remarks we make about future expectations, plans, and prospects in this Current Report on Form 8-K constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements relate to the proposed acquisition described above. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are based upon the current beliefs and expectations of our management. We have attempted to identify forward-looking statements by terminology, including “continue,” “could,” “expect,” “may,” “plan,” “propose,” and “will” or the negative of these terms or other comparable terminology. Actual results may vary materially from those contained in forward-looking statements based on a number of factors, including, but not limited to, our ability to negotiate a definitive purchase agreement for the proposed acquisition, our ability to obtain any regulatory approvals or third party consents necessary to consummate the proposed acquisition or otherwise timely satisfy conditions to close the proposed acquisition, our ability to achieve and manage our planned expansion, the ability of our franchisees to open and manage new restaurants, market acceptance in the new geographic regions we enter (particularly non-U.S. locations), success of acquired restaurants, success of investments in new or emerging concepts, unforeseen obstacles in developing nontraditional sites or non-U.S. locations, our ability to obtain and maintain licenses and permits necessary to operate our existing and new restaurants, our franchisees’ adherence to our system standards, the cost of commodities such as traditional chicken wings and supply chain consistency, the success of our key initiatives and our advertising and marketing campaigns, our ability to control restaurant labor and other restaurant operating costs, the continued service of key management personnel, our ability to protect our name and logo and other proprietary information, economic conditions (including changes in consumer preferences or consumer discretionary spending), the impact of federal, state or local government regulations relating to our employees, the sale of food and alcoholic beverages, the effect of competition in the restaurant industry, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission, including the factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 28, 2014, as updated in subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUFFALO WILD WINGS, INC.

Date: July14, 2015	By	/s/ Emily C. Decker
Emily C. Decker
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description	Manner of Filing
2.1
Asset Purchase Agreement, dated July 10, 2015, by and among Alamowing Development, LLC; B III Wing, LLC; RioWing Development, LLC; AlamoWing NM Partners, LLC; AlamoWing NM Partners II, LLC; SOUTHSEAS WINGS, LLC; the subsidiary and affiliate operating entities and individual principal beneficial owners listed therein, FMP SA Management Group, LLC, solely in its capacity as the Seller Representative, and Blazin Wings, Inc.
* The exhibits and schedules to Exhibit 2.1 have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the SEC, upon request, a copy of all omitted exhibits and schedules.
Filed Electronically